Exhibit 10.22

Robert J. Eu	WR Hambrecht + Co
Managing Director	539 Bryant Street, Suite 100
San Francisco, CA 94107
Tel: 415-551-8600
Fax: 415-551-3242
reu@wrhambrecht.com

October 18 2005

China Unistone Acquisition Corporation

105 West 13th St., Suite 7A

New York, NY 10011

Attention:              Mr. James Preissler

CFO and Secretary

Ladies and Gentlemen:

This letter dated as of October 18, 2005 amends and restates in its entirety the letter agreement dated October 18, 2005 between China Unistone Acquisition Corporation (the “Company”) and W.R. Hambrecht + Co., LLC and its affiliates, successors and assigns, as appropriate (“WRH+Co”). This letter will confirm our understanding that the Company has engaged WRH+Co to act as the Company’s financial advisor in connection with a Transaction (as defined below) involving companies known to us both as SiHiTech and eChannels (together known as the “Target”) on the terms and conditions set forth below. References herein to the “Company” or to the Target shall be deemed to include any entity that the Company or the Target, whichever the case may be, may form or utilize to effect any of the transactions contemplated hereby.

Section 1.              Scope of Engagement and Services.  In connection with this engagement, WRH+Co shall, as appropriate:

(a)                                to undertake an analysis to enable us to provide an opinion (the “Opinion”) to the Board of Directors of the Company (and/or an appropriate committee thereof as instructed to us by the Company in writing) as to the fairness to the Company, from a financial point of view, of the consideration to be paid by the Company pursuant to the terms of the stock purchase agreement (“Stock Purchase Agreement”) for the Target or any affiliated or subsidiary entity thereof (the “Transaction”)

In connection with this engagement, WRH+Co shall, upon request and subject to WRH+Co’s internal fairness opinion diligence and approval processes, render the Opinion to the Board of Directors of the Company as to the fairness from a financial point of view of the consideration to be paid by the Company pursuant to the Transaction; provided that the Opinion may be in such form as WRH+Co may determine and WRH+Co may qualify the Opinion as it may deem appropriate. The Opinion shall be subject to WRH+Co’s internal fairness opinion diligence and approval processes and the nature and scope of WRH+Co’s analysis, as well as the form and substance of the Opinion, shall be such as WRH+Co deems appropriate. The Opinion may state in substance, among other things, that it is given in reliance on the accuracy and completeness of the information furnished to WRH+Co by the Company, Target and any other parties to the Transaction or their advisors and shall not address the Company’s underlying business decision to enter into such Transaction. WRH+Co may initially deliver the Opinion orally to the Company’s Board of Directors (and/or an appropriate committee thereof as instructed to us by the Company in writing), but WRH+Co shall subsequently deliver the Opinion in writing promptly thereafter. WRH+Co’s engagement under this agreement does not include assisting in negotiating the financial aspects of the Transaction or providing advice as to any particular element of the Transaction. In the event that the Company requests in writing that WRH+Co provide financial advisory services in addition to the services discussed in this Section 1, the Company shall enter into a separate agreement with WRH+Co for such services.

(b)                                arrange non-deal roadshows for the Company to introduce the Company to prospective investors after the Transaction is announced, as appropriate; and

(c)                                 perform such other financial advisory services as WRH+Co and the Company may from time to time agree upon.

For purposes of this agreement, the term “Transaction” shall include, without limitation, any purchase by the Company (whether in one or a series of transactions) of a majority or a substantial amount of the assets or the capital stock of Target, through any proposed merger, consolidation, joint venture or other business/strategic combination with or involving Target and the Company, or any event which results in the transfer of control of or a material interest in Target to the Company or of all or a substantial amount of the assets thereof, as well as any recapitalization, restructuring or liquidation of Target by the current owners, a third party or any combination thereof, or any other form of transaction which results in the effective acquisition of the principal business and operations of Target by the Company.

Section 2.               Compensation.

(a)       The Company will pay WRH+Co an “Opinion Fee” of $150,000 in cash upon rendering of the Opinion to the Company’s Board of Directors but the Company has at least six months thereafter to make this payment. The Opinion Fee is not contingent upon the completion of a Transaction. Such Opinion Fee shall be due whether or not a favorable Opinion is delivered. If the form of consideration offered in a pending Transaction is changed and an additional or revised opinion is required, WRH+Co shall be entitled to such additional compensation as may be agreed upon in good faith between the Company and WRH+Co.  Further, in the event that WRH+Co delivers the Fairness Opinion to the Board of Directors of the Company and the Transaction does not closes for whatever reasons, the reimbursed expenses paid to WRH+Co pursuant to Section 3 shall also be credited against the Opinion Fee

(b)       In addition, the Company will pay WRH+Co a quarterly “Advisory Fee” equal to an aggregate of $350,000, payable in cash to WRH+Co. The quarterly amount due will be equal to $350,000 divided by that number of whole quarterly periods between the closing date of the Transaction and November 17, 2007.  The Advisory Fee shall be payable in advance within thirty days of the end of every calendar quarter commencing the closing of the Transaction until the termination of this engagement, subject to the provisions of Section 8.  Notwithstanding all the foregoing, (i) the Advisory Fee will be due, owing and payable only to the extent that the Company has received additional capital from the exercise of the 6,900,000 public common stock purchase warrants outstanding as of the date of the Transaction sufficient to pay the Advisory Fee, and (ii) payment of the Advisory Fee will never exceed 2.5% of the gross proceeds from the exercise (without deduction for any underwriter discounts or commissions or other related expenses associated with the exercise of the warrants), received in good funds, upon such exercises prior to the due date of the payment.  Any quarterly amount not paid when due will be carried forward to the next quarterly payment date.  For the purposes of clarification, to the extent that the Company does not receive sufficient additional funds as described in this section or there is a termination of the Agreement and any proviso in Section 8 no longer applies, the Advisory Fee will be reduced and the balance waived.

(c)        In addition, the Company hereby agrees that WRH+Co shall have a right of first refusal (the Right of First Refusal”) to act as the Company’s exclusive financial advisor in connection with any purchase by the Company (whether in one or a series of transactions) of a majority or a substantial amount of the assets or the capital stock of any entity other than Target, through any proposed merger, consolidation, joint venture or other business/strategic combination with or involving an such entity and the Company, or any event which results in the transfer of control of or a material interest in such entity to the Company or of all or a substantial amount of the assets thereof, as well as any recapitalization, restructuring or liquidation of such entity by the current owners, a third party or any combination thereof, or any other form of transaction which results in the effective acquisition of the principal business and operations of such entity by the Company. The Right of First Refusal will commence on the date hereof and terminate on the earlier of (a) payment by the Company to WRH+Co of a minimum of $500,000 in additional financial advisory fees (for the purpose of clarity, not including any fees paid pursuant to Sections 2(a) and 2(b) above) or (b) three (3) years from the date hereof. The terms of any such additional engagements will be set forth in separate letter agreements containing terms and conditions to be mutually agreed upon, including without limitation appropriate indemnification provisions.

All fees payable and expenses reimbursable hereunder are net of all applicable withholding and similar taxes.

Section 3.              Expenses.  In addition to compensation payable pursuant to Section 2, the Company shall promptly reimburse WRH+Co, upon WRH+Co’s request, for all out-of-pocket expenses incurred by WRH+Co in connection with this engagement or any other assignments undertaken by WRH+Co (before or after the date hereof) at the Company’s request (including but not limited to any services relating to offerings of securities and any advisory services), including fees and expenses of its legal counsel, if any, and any other advisor retained by WRH+Co (it being understood that the retention of any such advisor, other than legal counsel, will be made with the Company’s prior consent, which consent shall not be unreasonably withheld). Such expenses shall not exceed $50,000.

Section 4.              Confidentiality.  The Company agrees that, except as required by applicable law, any information or advice to be provided by WRH+Co or any of its representatives in connection with this engagement, whether formal or informal, shall not be disclosed publicly or made available to third parties, in whole or in part, or summarized, excerpted from or otherwise referred to without WRH+Co’s prior written consent, and accordingly such advice shall not be relied upon by any person or entity other than the Company.  In addition, neither WRH+Co nor the terms of this engagement may be otherwise referred to without WRH+Co’s prior written consent.

Section 5.              Use of Information.  In connection with WRH+Co’s engagement, the Company shall (a) furnish to WRH+Co the names of all parties, if any, with whom it has had prior to the date hereof or at any time during the term of WRH+Co’s engagement hereunder discussion or contacts concerning a Transaction; (b) make available to WRH+Co all information concerning the business, assets, operations and financial condition of the Company and, to the extent available to the Company, Target, which WRH+Co reasonably requests in connection with the performance of its obligations hereunder; and (c) provide WRH+Co with reasonable access to the Company’s and, to the extent available to the Company, Target’s officers, directors, employees, accountants, counsel and other advisors and agents as WRH+Co shall deem appropriate. The Company represents that all such information furnished by it or on its behalf shall be true, complete and correct in all material respects and shall not contain any misstatement of material fact or omit to state any material fact required to be stated therein or necessary to make such information not misleading. The Company recognizes and confirms that WRH+Co, in acting pursuant to this engagement, will be using publicly available information and information in reports and other materials provided by others, including, without limitation, information provided by or on behalf of the Company, and that WRH+Co does not assume responsibility for and may rely, without independent verification, solely upon the accuracy and completeness of any such information. The Company will promptly notify WRH+Co if the Company learns of any material inaccuracy or misstatement in, or any material omission from, any such information furnished by the Company, Target or any of their respective agents or advisors to WRH+Co. All non-public information concerning the Company or Target which is given to WRH+Co in connection with this engagement will be used solely in the course of the performance of WRH+Co’s services hereunder and will be treated confidentially by WRH+Co for so long as it remains non-public. Except as otherwise required by law or regulatory authority, WRH+Co will not disclose this information to a third party without the consent of the Company.

Section 6.              Indemnity.  Since WRH+Co will be acting on behalf of the Company in connection with its engagement hereunder, the Company and WRH+Co have entered into a separate letter agreement dated the date hereof and attached hereto as Annex A, which provides, among other things, for the indemnification of WRH+Co by the Company in connection with this engagement, and the terms of such letter agreement are incorporated by reference into this agreement in their entirety and shall survive any termination or expiration of this agreement. The parties acknowledge that such indemnification is standard in the financial advisory industry and that the provision of such indemnification and its scope is fair and reasonable in light of WRH+Co’s qualifications and the expectations of other financial advisors in connection with engagements of similar scope and size.

Section 7.              Other Business.  If the Company is considering either an offer of securities to the public or a private placement of securities in connection with this engagement, the Company agrees to offer WRH+Co consideration for the role of financial advisor, underwriter or placement agent, as the case may be. As compensation for any of the foregoing services, WRH+Co will be paid customary fees to be mutually agreed upon at the appropriate time. The Company further understands that if WRH+Co is asked to act for the Company in any other formal additional capacity relating to this engagement but not specifically addressed in this letter, such as acting as an underwriter in connection with the issuance of securities by the Company, then such activities shall constitute separate engagements and the terms and conditions of any such additional engagements will be embodied in one or more separate written agreements, containing provisions and terms to be mutually agreed upon, including without limitation appropriate indemnification provisions. The indemnity provisions in the letter agreement attached hereto as Annex A shall apply to any such additional engagements, unless superseded by an indemnity provision set forth in a separate agreement applicable to any such additional engagements, and shall remain in full force and effect regardless of any completion, modification or termination of WRH+Co’s engagement(s).

Section 8.              Termination.  WRH+Co’s engagement will commence on the date hereof and will continue until terminated as provided below. Either the Company or WRH+Co may terminate this agreement at any time, with or without cause, by giving 30 business days written notice to the other party; provided, however, that no such termination will affect the matters set out in this section or under the captions “Confidentiality,” “Use of Information,” “Indemnity,” “Certain Acknowledgments and Agreements” and “Miscellaneous” or in the indemnification letter agreement. It is expressly agreed that following the expiration or termination of this agreement, WRH+Co will continue to be entitled to receive fees, as described in the “Compensation” section above that have accrued prior to such expiration or termination but are unpaid, as well as reimbursement for expenses as contemplated in the “Expenses” section above. It is also expressly agreed that, if within two (2) years after the date of termination of this agreement a Transaction occurs or the Company enters into a definitive agreement that results in a Transaction, WRH+Co shall be entitled to its full fees as set forth in the “Compensation” section hereof.

Section 9.              Certain Acknowledgments and Agreements.  The Company acknowledges that WRH+Co has been retained solely as an advisor to the Company, and not as an agent of the Company or an advisor to or agent of any other person, and that the Company’s engagement of WRH+Co is as an independent contractor and not in any fiduciary or other capacity. WRH+Co may, to the extent it deems appropriate, render the services hereunder through one or more of its affiliates. Neither this engagement, nor the delivery of any advice in connection with this engagement, is intended to confer rights upon any persons not a party hereto (including security holders, employees and creditors of the Company) as against WRH+Co or its affiliates or their respective directors, officers, agents and employees.

It is expressly understood and agreed that WRH+Co is not undertaking to provide any advice relating to legal, regulatory, accounting or tax matters. In furtherance thereof, the Company acknowledges and agrees that (a) it and its affiliates have relied and will continue to rely on the advice of its own legal, tax and accounting advisors for all matters relating to the Transaction, and all other matters and (b) neither it, nor any of its affiliates, has received, or has relied upon, the advice of WRH+Co or any of its affiliates regarding matters of law, taxation or accounting.

Section 10.            No Finders or Other Brokers.  The Company represents that, as of the date hereof, there is no other person or entity that is entitled to a finder’s fee or any type of brokerage commission in connection with any Transactions contemplated by this Agreement or as a result of any agreement or understanding with the Company.

Section 11.            Public Announcements.  The Company acknowledges that WRH+Co may, at its option and expense and after the earlier of the closing or the announcement of the Transaction, place announcements and advertisements or otherwise publicize WRH+Co’s role hereunder (which may include the reproduction of the Company’s logo and a hyperlink to the Company’s website) on WRH+Co’s internet website and in such financial and other newspapers and journals as it may choose. Prior to placing any such advertisements, WRH+Co will submit a copy of any such advertisements to the Company for its approval, which approval shall not be unreasonably withheld or delayed. Furthermore, if requested by WRH+Co, the Company shall include a mutually acceptable reference to WRH+Co in any press release or other public announcement made by the Company regarding the matters described in this letter.

Section 12.            Governing Law.  This agreement and all aspects of the relationship created by this agreement shall be governed by the laws of the State of New York, without regard to conflicts of law principles thereof, and will be binding upon and inure to the benefit of the Company and WRH+Co and their respective successors and assigns. The Company and WRH+Co agree to waive trial by jury in any action, proceeding or counterclaim brought by or on behalf of either party with respect to any matter whatsoever relating to or arising out of any actual or proposed Transaction or the engagement of or performance by WRH+Co hereunder. The Company also hereby submits to the exclusive jurisdiction of the courts of the State of New York located in the City and County of New York or in the United States District Court for the Southern District of New York, and each of the parties hereto submits to the jurisdiction of such courts in any proceeding arising out of or relating to this agreement, agrees not to commence any suit, action or proceeding relating thereto except in such courts, and waives, to the fullest extent permitted by law, the right to move to dismiss or transfer any action brought in such court on the basis of any objection to personal jurisdiction, venue or inconvenient forum.

Section 13.            Miscellaneous.  The indemnification letter agreement attached hereto as Annex A is an integral part of this agreement and the terms thereof are incorporated by reference herein, and shall survive any termination, expiration or completion of WRH+Co’s engagement hereunder. Prior to entering into any agreement or arrangement with respect to, or effecting, any merger, statutory exchange or other business combination or proposed sale or exchange, dividend or other distribution or liquidation of all or a significant portion of its assets in one or a series of transactions or any significant recapitalization or reclassification of its outstanding securities that does not directly or indirectly provide for the assumption of the obligations of the Company set forth herein, the Company will notify WRH+Co in writing thereof (if not previously so notified) and, if requested by WRH+Co, shall arrange in connection therewith alternative means of providing for the obligations of the Company set forth herein, including the assumption of such obligations by another party, insurance, surety bonds or the creation of an escrow, in each case in an amount and upon terms and conditions satisfactory to WRH+Co. This agreement (with its annex) shall constitute the entire agreement between the parties hereto and shall be binding upon and inure to the benefit of any successors, assigns, heirs and personal representatives of the Company and WRH+Co. This agreement may be executed via facsimile transmission and may be executed in separate counterparts, each of which shall be deemed to be an original and all of which together shall constitute a single instrument, and this agreement may not be amended or modified except in writing.

We are delighted to accept this engagement and look forward to working with you on this assignment. Please confirm that the foregoing is in accordance with your understanding by signing and returning to us the enclosed duplicate of this agreement.

Very truly yours,

W.R. HAMBRECHT + CO., LLC

By:	/s/ Robert J. Eu
Robert J. Eu
Managing Director

Accepted and agreed to as of the date set forth above:

CHINA UNISTONE ACQUISITION CORPORATION

By:	/s/ James Preissler
Mr. James Preissler
CFO and Secretary

Enclosure

ANNEX A – INDEMNIFICATION AGREEMENT

October 18, 2005

China Unistone Acquisition Corporation

4 Columbus Circle, 5th Floor

New York, NY 10019

Attention:              Mr. James Preissler

CFO and Secretary

Ladies and Gentlemen:

In connection with your request that we assist you with the matters you have identified to us, you and we are entering into this indemnification letter agreement. It is understood and agreed that in the event that W.R. Hambrecht + Co., LLC or any of our officers, directors, employees, agents, affiliates, partners or controlling persons, if any (each of the foregoing, including W.R. Hambrecht + Co., LLC, being an “Indemnified Person”), become involved in any capacity in any action, claim, suit, proceeding or investigation brought or threatened by or against any person, including your stockholders, related to, arising out of or in connection with our engagement or any matter referred to in the engagement, you will promptly reimburse, upon demand, each such Indemnified Person for its legal and other expenses, including without limitation the cost of any investigation, preparation for or response, as and when they are incurred in connection therewith. You will indemnify and hold harmless each Indemnified Person from and against, and you agree that no Indemnified Person shall have any liability to you, your affiliates, security holders or creditors for, any losses, claims, damages, liabilities or expense to which any Indemnified Person may become subject under any applicable federal or state law, or otherwise, related to, arising out of or in connection with our engagement, whether or not any pending or threatened action, claim, proceeding or investigation giving rise to such losses, claims, damages, liabilities or expense is initiated or brought by you or on your behalf and whether or not in connection with any action, proceeding or investigation in which you or such Indemnified Persons are a party, except to the extent that any such loss, claim, damage, liability or expense is found by a court of competent jurisdiction in a judgment which has become final in that it is no longer subject to appeal or review to have resulted primarily from such Indemnified Person’s gross negligence or fraud. You also agree that no Indemnified Person shall have any liability, whether direct or indirect, in contract or tort or otherwise, to you, your affiliates or your security holders or creditors related to, arising out of or in connection with our engagement except to the extent that any loss, claim, damage or liability is found by a court of competent jurisdiction in a judgment which has become final in that it is no longer subject to appeal or review to have resulted primarily from such Indemnified Person’s gross negligence or fraud. If multiple claims are brought against us in an arbitration related to, arising out of or in connection with our engagement, with respect to at least one of which such claims indemnification is permitted under applicable law, you agree that any arbitration award shall be conclusively deemed to be based on claims as to which indemnification is permitted and provided for hereunder, except to the extent the arbitration award expressly states that the award, or any portion thereof, is based solely on a claim as to which indemnification is not available.

If for any reason the foregoing indemnification is held unenforceable or is insufficient to hold an Indemnified Person harmless, then you shall contribute to the loss, claim, damage, liability or expense for which such indemnification is held unenforceable or is insufficient in such proportion as is appropriate to reflect the relative benefits received, or sought to be received, by you and your security holders on the one hand and the party entitled to contribution on the other hand in the matters contemplated by our engagement as well as the relative fault of yourselves and such party with respect to such loss, claim, damage, liability or expense and any other relevant equitable considerations. You agree that for the purposes hereof the relative benefits received, or sought to be received, by you and your security holders and ourselves shall be deemed to be in the same proportion as (i) the total value paid or proposed to be paid or received by you or your security holders, as the case may be, pursuant to the transaction (whether or not consummated) for which we have been engaged to perform services bears to (ii) the fees actually received by us in connection with such engagement; provided, however, that, to the extent permitted by applicable law, in no event shall we or any other Indemnified Person be required to contribute an aggregate amount in excess of the aggregate fees actually paid to us for such services. Your reimbursement, indemnity and contribution obligations under this letter shall be in addition to any liability which you may otherwise have, shall not be limited by any rights we or any other Indemnified Person may otherwise have and shall be binding upon and inure to the benefit of any successors, assigns, heirs and personal representatives of yourselves, ourselves, and any other Indemnified Persons.

You agree that, without our prior written consent, you will not settle, compromise or consent to the entry of any judgment in or otherwise seek to terminate any pending or threatened claim, action, or proceeding or investigation in respect of which indemnification or contribution could be sought hereunder (whether or not we or any other Indemnified Persons are an actual or potential party to such claim, action or proceeding or investigation), unless such settlement, compromise or consent includes an unconditional release of each Indemnified Person from all liability arising out of such claim, action or proceeding or investigation. The Company will not permit any such settlement, compromise, consent or termination to include a statement as to, or an admission of, fault, culpability or a failure to act by or on behalf of an Indemnified Person, without such Indemnified Person’s prior written consent. You further agree that the Indemnified Persons are entitled to retain separate counsel of their choice in connection with any of the matters in respect of which indemnification, reimbursement or contribution may be sought under this Agreement. Your obligations hereunder shall be in addition to any rights that any Indemnified Person may have at common law or otherwise. No waiver, amendment or other modification of this agreement shall be effective unless in writing and signed by each party to be bound thereby. This agreement and any claim related directly or indirectly to this agreement shall be governed and construed in accordance with the laws of the State of New York, without regard to the conflicts of law provisions thereof. No such claim shall be commenced, prosecuted or continued in any forum other than the courts of the State of New York located in the City and County of New York or in the United States District Court for the Southern District of New York and each of the parties hereto submits to the jurisdiction of such courts. We and you (on your own behalf and, to the extent permitted by applicable law, on behalf of your security holders and creditors) waive all right to trial by jury in any action, proceeding or counterclaim, whether based upon contract, tort or otherwise, related to or arising out of or in connection with our engagement. The provisions of this agreement shall apply to the engagement (including related activities prior to the date hereof) and any modification thereof and shall remain in full force and effect indefinitely, regardless of the completion or termination of the engagement. If any provision, covenant or restriction herein is held by a court of competent jurisdiction to be invalid, void, unenforceable or against public policy, then the court so holding shall at our or your request, reform such provision to give the maximum permissible intent to the intentions of the parties as set forth herein, and the court shall enforce such provision as so reformed. If, notwithstanding the foregoing, any provision, covenant or restriction is held by a court of competent jurisdiction to be invalid, void, unenforceable or against public policy, the remainder of the provisions contained herein shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

Very truly yours,

W.R. HAMBRECHT + CO., LLC

By:	/s/ Robert J. Eu
Robert J. Eu
Managing Director

Accepted and agreed to as of the date set forth above:

CHINA UNISTONE ACQUISITION CORPORATION

By:	/s/ James Preissler
Mr. James Preissler
CFO and Secretary